USAIR COMPELLED TO END BRITISH AIRWAYS CODE-SHARE


        ARLINGTON, VA., October 24, 1996 -- USAir said today that it is compelled to end its code-share relationship with British Airways effective March 29, 1997, in light of the British carrier's proposed alliance with American Airlines.

        USAir also said that it has informed British Airways that the link between the two airlines' frequent traveler programs will end on the same date. The USAir Frequent Traveler Program will maintain its ties to Air France, Alitalia, Sabena, Swissair, All Nippon Airways, Northwest Airlines, Qantas and the 17 Latin American members of the LatinPass program.

        The company said it will work closely with its customers and members of its Frequent Traveler Program to ensure continued quality and breadth of service.

        USAir has applied to the U.S. Department of Transportation to operate its own flights between London's Heathrow Airport and USAir gateways at Boston, Charlotte, Philadelphia and Pittsburgh.

        Passengers booked to travel on code-share flights between now and March 29 are unaffected, including one-time check-ins at USAir counters and baggage service. Members of USAir's Frequent Traveler Program also will continue to accrue miles for travel on British Airways until March 29, 1997. All travel awards issued after October 24 and prior to March 29 will be honored for one year from date of issue.

        USAir operates almost 5,000 jet and USAir Express flights daily to more than 200 destinations worldwide including 39 states in the U.S., Puerto Rico, Canada, Mexico, Bahamas, Bermuda, U.S. Virgin Islands, Cayman Islands, Jamaica and St. Maarten. European destinations include Paris, Frankfurt, Munich, Rome, Madrid, Berlin and Dusseldorf.

(NOTE TO REPORTERS/EDITORS: USAir's decision to end its mileage reward and code-sharing programs with British Airways as a result of the British carrier's proposed alliance with American Airlines will have no significant immediate effect on customers. This brief outline covers points travelers will find of interest:)


o The relationship between the frequent traveler programs ends on March 29, 1997. Members of the USAir Frequent Traveler Program continue to accrue mileage on British Airways flights until that time.

o All Frequent Traveler Program awards issued for British Airways flights after Oct. 24 and before March 29 can be used for one year from the date they are issued. Beginning on March 29, there is a 90-day window during which USAir program members can continue to request award travel on British Airways, which can be used within the next six months.

o USAir Frequent Traveler Program miles may be redeemed for international travel on USAir and its many partners.

o USAir flies to Paris, Frankfurt, Rome, Munich and Madrid in Europe and provides service via partner Deutsche BA to Berlin and Dusseldorf. USAir also is actively pursuing the rights to fly to London Heathrow from Boston, Charlotte, Philadelphia and
        Pittsburgh. USAir's other international destinations include Canada, Mexico and numerous points in the Caribbean.

o USAir Frequent Traveler Program members will have their pick of 243 international award destinations ever after the agreement ends with British Airways.

o USAir's Frequent Traveler Program continues to be one of the most beneficial customer loyalty programs in the industry. Mileage accumulated in the USAir program does not expire and members can redeem their awards on Air France, Alitalia, Sabena, Swissair, All Nippon Airways, Northwest Airlines, Qantas and the 17 Latin American airlines who are members of the LatinPass program.

o From the customer perspective, the ending of the code-share arrangement means that USAir domestic flights that connect to British Airways' London services no longer will be sold as a British Airways operation.

o       The price of tickets already purchased is not affected.

o For general questions about the USAir Frequent Traveler Program, call 1-800-872-4738.

o Questions about international travel arrangements already made should be directed to the organization through which the arrangements were booked and ticketed or to USAir International Reservations at 1-800-622-1015.